Exhibit 99.1

Jasper Therapeutics Reports Positive Updated Data from Briquilimab Studies in Chronic Spontaneous Urticaria

67% of additional patients (n=6) enrolled in the BEACON study achieved a complete response at 12 weeks with a mean UAS7 reduction of 31 points

75% of CSU participants (n=36) enrolled in the open label extension study achieved a complete response or well controlled disease at 12 weeks

With a median duration of follow up of more than 200 days on 63 participants in the open label extension study, KIT related AEs were low in frequency and predominantly low-grade events that resolved while on study

BEACON and open label extension data sets are now sufficient to select doses for the Phase 2b study of briquilimab in CSU planned to commence in the second half of 2026

Company to host conference call and webinar today at 8:00 a.m. ET

REDWOOD CITY, Calif., January 8, 2026 (GLOBE NEWSWIRE) – Jasper Therapeutics, Inc. (Nasdaq: JSPR) (Jasper), a clinical stage biotechnology company focused on development of briquilimab, a novel antibody therapy targeting KIT (CD117) to address mast cell driven diseases such as chronic spontaneous urticaria (CSU), chronic inducible urticaria (CIndU) and asthma, is reporting positive updated clinical data from Jasper’s BEACON Phase 1b/2a study of subcutaneous briquilimab in adult participants with CSU, as well as from the open label extension study in CSU and CIndU. Treatment with briquilimab resulted in rapid disease control in the additional participants enrolled in the 240mg / 180mg Q8W cohort (n=6) in the BEACON study, with 83% of participants achieving a complete response by week 3 after the initial 240mg dose, and 67% reporting a complete response at 12 weeks. Similarly high levels of efficacy were demonstrated in the open-label extension study evaluating a 180mg Q8W dosing regimen, with 58% of CSU participants (n=36) achieving a complete response at 12 weeks.

“We are very pleased to present data from additional patients enrolled in the BEACON study, which reaffirms the potential of briquilimab to drive rapid and durable disease control in patients with CSU,” said Dr. Daniel Adelman, Acting Chief Medical Officer of Jasper. “We are also pleased by the performance of the 180mg Q8W dose in the open label extension study, with the strong efficacy observed in CSU and CIndU patients. Taken together with the favorable safety and tolerability profile observed in both studies, we believe these data are sufficient to support a differentiated profile for briquilimab in chronic urticaria. On behalf of the Jasper team, I’d like to thank the investigators and the patients who participated in the study, along with their families and caregivers.”

BEACON Study Design and Updated Data Summary:

The BEACON study is a randomized, double-blind, and placebo-controlled Phase 1b/2a trial evaluating multiple ascending doses of subcutaneous briquilimab as a therapy for adult patients with moderate to severe CSU despite treatment with high dose antihistamines. The primary endpoints are safety and tolerability of briquilimab and secondary endpoints are focused on clinical activity and PK/PD, including measurement of serum tryptase and mast cells in skin. Primary measurements used to assess clinical activity were the sum of the Hives Severity Score and the daily Itch Severity Score (ISS), as measured via the Urticaria Activity Score over 7 days (UAS7) on a 0 to 42-point scale.

The updated data includes the results from 8 additional participants enrolled into the 240mg /180mg Q8W cohort of the BEACON study since the last data update in July 2025, with 2 of those participants randomized to placebo. In patients dosed with briquilimab (n=6), the mean reduction from baseline in the UAS7 score was 31.0 points at 12 weeks. By week 3, complete responses (UAS7 = 0) were achieved by 83% of participants dosed with briquilimab, and at week 12, 67% of participants dosed with briquilimab reported complete responses.

Briquilimab continued to be well-tolerated in the BEACON study, with no dose limiting toxicities observed. Safety observations potentially related to KIT blockade were infrequent and generally limited to low grade events, none of which resulted in discontinuations or dose delays and the majority of which resolved during repeat dosing.

Open Label Extension Study Design and Updated Data Summary:

The open-label extension study in chronic urticarias is enrolling patients with CSU from the BEACON study as well as patients with CIndU from the SPOTLIGHT study who have completed study follow up. Participants in the open label extension are treated with 180mg of briquilimab on a Q8W dosing schedule. Jasper is reporting efficacy data from 36 patients with CSU and 17 patients with CIndU, all of whom completed at least 12 weeks of follow-up.

Briquilimab treatment continued to drive deep and durable disease control in the open label extension. At the 12 week assessment, 58% of CSU patients (n=36) achieved a complete response and 75% achieved either complete response or well controlled disease (UAS7≤6). In the CIndU portion of the open label extension study, efficacy measurements were taken every 8 weeks, and 65% of patients (n=17) achieved a complete response or partial response at 16 weeks, which was 8 weeks following administration of the second dose.

With a median duration of follow up of 205 days in 63 patients (46 CSU and 17 CIndU) briquilimab continued to be well-tolerated with no dose limiting toxicities observed. Safety observations potentially related to KIT blockade were infrequent and generally limited to low grade events, none of which resulted in discontinuations or dose delays and the majority of which resolved during repeat dosing.

“We are excited to present positive updated data from our chronic urticaria studies,” said Jeet Mahal, President and Chief Executive Officer of Jasper. “With the rapid onset of disease control, durable efficacy and a favorable safety profile supported by more than six months median follow up in more than 63 patients, briquilimab continues to demonstrate the potential for a compelling and differentiated product profile to address the high level of unmet need for patients with chronic urticaria. With these additional data from the BEACON and open label extension studies, we now have sufficient efficacy and safety data to enable dose selection for our planned Phase 2b study in CSU, which we expect to commence in the second half of 2026.”

Conference Call / Webinar

Jasper will host a conference call and webinar today at 8:00 a.m. ET. A live question and answer session with management will follow the formal presentation. A link to the webinar, including presentation slides, can be found here.

The presentation slides and a link to the live and archived webcast will also be available on the Events & News – Events page of Jasper's Investor Relations website.

About Jasper

Jasper is a clinical-stage biotechnology company focused on developing briquilimab as a therapeutic for chronic mast cell diseases. Briquilimab is a targeted aglycosylated monoclonal antibody that blocks stem cell factor from binding to the cell-surface receptor KIT, thereby inhibiting signaling through the receptor. This inhibition disrupts the critical survival signal, leading to the depletion of the mast cells via apoptosis which removes the underlying source of the inflammatory response in mast cell driven diseases such as chronic urticaria and asthma. Jasper is currently conducting clinical studies of briquilimab as a treatment in patients with CSU, CIndU and asthma. Briquilimab has a demonstrated efficacy and safety profile in patients and healthy volunteers, with positive clinical outcomes in CSU, CIndU and allergic asthma. For more information, please visit us at www.jaspertx.com.

Forward-Looking Statements

Certain statements included in this press release that are not historical facts are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements are sometimes accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding briquilimab’s potential, including with respect to its potential in mast cell driven diseases such as CSU, CIndU and asthma, its potential to drive rapid and durable disease control in patients with CSU and the potential for a compelling and differentiated product profile to address the high level of unmet need for patients with chronic urticaria; briquilimab’s safety profile; the sufficiency of the data to support a differentiated profile for briquilimab in chronic urticaria; briquilimab’s ability to drive deep and durable disease control Jasper’s expectations regarding a registrational program in CSU, including the expected timing of the Phase 2b study and dose selection; ; and the topics expected to be discussed during the webinar. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of Jasper and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by an investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Many actual events and circumstances are beyond the control of Jasper. These forward-looking statements are subject to a number of risks and uncertainties, including general economic, political and business conditions; the risk that the potential product candidates that Jasper develops may not progress through clinical development or receive required regulatory approvals within expected timelines or at all; the risk that clinical trials may not confirm any safety, potency or other product characteristics described or assumed in this press release; the risk that Jasper may be unable to raise capital to continue its operations and continue the BEACON study; the risk that Jasper will be unable to successfully market or gain market acceptance of its product candidates; the risk that prior study results may not be replicated, including the updated results for the BEACON study and open-label extension study reported in this press release; the risk that Jasper’s product candidates may not be beneficial to patients or successfully commercialized; patients’ willingness to try new therapies and the willingness of physicians to prescribe these therapies; the effects of competition on Jasper’s business; the risk that third parties on which Jasper depends for laboratory, clinical development, manufacturing and other critical services will fail to perform satisfactorily; the risk that Jasper’s business, operations, clinical development plans and timelines, and supply chain could be adversely affected by the effects of health epidemics; the risk that Jasper will be unable to obtain and maintain sufficient intellectual property protection for its investigational products or will infringe the intellectual property protection of others; and other risks and uncertainties indicated from time to time in Jasper’s filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2024 and subsequent Quarterly Reports on Form 10-Q. If any of these risks materialize or Jasper’s assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. While Jasper may elect to update these forward-looking statements at some point in the future, Jasper specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Jasper’s assessments of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Contacts:

Alex Gray (investors)
Jasper Therapeutics
650-549-1454
agray@jaspertherapeutics.com

Joyce Allaire (investors)
LifeSci Advisors
617-435-6602
jallaire@lifesciadvisors.com

Media:
media@jaspertx.com

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